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                                                                    Exhibit 4(d)

                                   SUNAMERICA
                           1995 PERFORMANCE STOCK PLAN
                            AMENDED AND RESTATED 1996

1.    PURPOSE.

      The purpose of the SunAmerica 1995 Performance Stock Plan is to promote the success of SunAmerica Inc. by providing a method whereby officers and other key employees of the Company may increase their proprietary interest in its business, be encouraged to remain in the employ of the Company and increase their personal interests in the continued success and progress of the Company.

2.    DEFINITIONS.

      As used in this Plan or a Stock Agreement under this Plan, the following terms shall have the indicated meanings:

            Award: An award under this Plan which consists of Restricted Shares or Restricted Share Units and an opportunity to earn Super Shares.

            Award Agreement: With reference to a particular Award, the agreement between the Company and the Participant containing, among other provisions, (i) the restrictions set forth in or pursuant to Section 7, the Lapsing Formula, if any, and the Performance Objectives which, if achieved during the Performance Period with respect to which they were awarded, shall cause, or accelerate the timing of, the lapsing of restrictions imposed upon all or part of the Restricted Shares covered by an Award or the payment of the Restricted Share Units covered by an Award, and (ii) the Super Performance Objectives which, if achieved during the Performance Period with respect to which they were awarded, shall cause, or accelerate the timing of, the issuance of Super Shares.

            Beginning Market Value: The average closing price of the Stock for each of the twenty trading days commencing ten trading days prior to the first trading day of the Performance Period multiplied by the Weighted Average Shares.

            Board: The board of directors of SunAmerica Inc.

            Code: The Internal Revenue Code of 1986, as amended.

            Committee: The Personnel, Compensation and Stock Plan Committee of the Board, or such successor committee as the Board may appoint to administer this Plan. The Committee shall consist of two or more directors, each of whom is a "disinterested person" or "non-employee director" as such terms are defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Act").
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            Company: SunAmerica Inc. and its Subsidiaries.


            Earnings Per Share: The Company's aggregate earnings per share from continuing operations before the cumulative effect of a change in accounting principles and before extraordinary items, as reported in the Company's consolidated financial statements.

            Ending Market Value: The average closing price of the Stock for each of the twenty trading days commencing nine trading days prior to the last trading day of the Performance Period multiplied by the Weighted Average Shares. Ending Market Value shall be adjusted for the payment of cash dividends during the Performance Period, assuming such dividends had been reinvested in Stock on the date paid to Shareholders using the methodology consistent with the determination of the S&P 500 Index Total Return to Shareholders.

            Lapsing Formula: With reference to Restricted Shares or Restricted Share Units, a schedule which is a basis for establishing the number of shares of Stock or Restricted Share Units which may be released from the restrictions of an Award or paid pursuant to the satisfaction of payment conditions thereunder, unless such restrictions are earlier released or such payment conditions are earlier satisfied due to the achievement of Performance Objectives or as otherwise provided in the Plan or in the applicable Award Agreement. Restricted Shares or Restricted Share Units need not be subject to a Lapsing Formula if, in the discretion of the Committee, it furthers the purposes of the Committee in the case of an Award or Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

            Participant: An officer or other key employee of the Company selected to participate in this Plan pursuant to its terms.

            Performance Objectives: Performance Objectives shall be stated as specified levels of Earnings Per Share or Total Return to Shareholders as measured against the S&P Index Total Return to Shareholders, or a combination thereof as determined by the Committee, or in the case of Participants who are not considered at the time of an Award to be "executive officers" (as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934) of SunAmerica Inc., such other criteria as the Committee may determine in its discretion as the appropriate other performance measure for the Award based on other performance criteria for the Company or for any subsidiary or division, department or operation of the Company. With reference to a particular Award of Restricted Shares or Restricted Share Units, the threshold and target Performance Objectives are the criteria established by the Committee which, if achieved, accelerate or cause the release from restrictions of a specific percentage of the Restricted Shares or the payment of a specified percentage of Restricted Share Units. With reference to a particular Award of Super Shares, the Super Performance



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      Objective is the criteria established by the Committee which causes, or accelerates the timing of, the issuance of Super Shares. The Performance Objectives shall be specified in an Award Agreement and may differ from Participant to Participant and from Award to Award.

            Performance Period: The Performance Period shall be October 1, 1994 through September 30, 1999, or a portion thereof as established by the Committee.

            Plan: The SunAmerica 1995 Performance Stock Plan, as it may be amended from time to time.

            Restricted Shares: A portion of an Award represented by shares of Stock, which are issued and outstanding, but which remain subject to the risk of forfeiture and restrictions on transfer, until the achievement of specified Performance Objectives or, for certain Awards, the passage of time pursuant to a Lapsing Formula, or the occurrence of other events resulting in the lapse of restrictions applicable to such Award under the Plan or under the applicable Award Agreement.

            Restricted Share Units: A portion of an Award represented by units, each of which represents the unfunded and unsecured right to receive one share of Stock upon the specified date or dates set forth in the applicable Award Agreement or, if earlier, upon the achievement of Performance Objectives specified in the applicable Award Agreement.

            S&P Index Total Return to Shareholders: The Standard & Poor's 500 Index Total Return to Shareholders as determined by Standard & Poor's Compustat (or its successor), measured from the first day of the Performance Period to the last day of the Performance Period.

            Stock: Common Stock, par value $1.00 per share, of SunAmerica Inc.

            Stock Agreement: An Award Agreement pertaining to an award of Restricted Shares under the Plan.

            Super Performance Objectives: With reference to a particular Award of Super Shares, the Super Performance Objectives and the criteria established by the Committee which exceed the target Performance Objectives, the achievement of which will cause the issuance of Super Shares. The Super Performance Objectives shall be specified in an Award Agreement and may differ from Participant to Participant and from Award to Award.
            Super Shares: A portion of an Award represented by shares of Stock issued free of restrictions at such times or upon the achievement of such Super Performance Objectives as are specified in the applicable Award Agreement.

            Subsidiary: A subsidiary of SunAmerica Inc. within the meaning of
      Section 425(f)


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      of the Code.

            Tax Date: The date on which taxes of any kind are required by law to be withheld with respect to shares of Stock subject to an Award.

            Total Return to Shareholders: The amount (expressed as a percentage) by which the Ending Market Value of the Stock exceeds its Beginning Market Value.

            Weighted Average Shares: The weighted average number of shares of Stock outstanding during the Performance Period, computed in the manner used to determine primary earnings per common share in the Company's financial statements.


3.    EFFECTIVE DATE AND TERM.

      This Plan, as amended and restated, shall become effective upon its adoption by the Committee on November 9, 1996, and shall continue in effect until all shares of Stock reserved for issuance hereunder have been issued and all restrictions on transfer of such shares have lapsed or the applicable Awards have otherwise terminated. Notwithstanding the foregoing, no Award shall be granted under the Plan after the date that is five (5) years after January 27, 1995 or after such earlier date as the Committee or the Board may decide, in its sole discretion.

4.    SHARES RESERVED UNDER PLAN.

      The aggregate number of shares of Stock which may be awarded under this Plan shall not exceed 1,950,000 shares, subject to adjustment as provided in this Plan. The shares of Stock which may be granted pursuant to Awards shall consist of either authorized but unissued shares of Stock or shares of Stock which have been issued and which shall have been heretofore or hereafter reacquired by the Company. The total number of shares authorized under this Plan shall be subject to increase or decrease in order to give effect to the adjustment provisions of Section 16.A and to give effect to any amendment adopted as provided in Section 14. If any Award granted under this Plan shall expire, terminate or be canceled for any reason without the shares subject to such Award having been issued or paid and freed of restrictions in full, the corresponding number of shares shall again be available for purposes of this Plan.

      The maximum number of shares of Stock which may be awarded under this Plan to any individual shall not exceed 450,000, subject to adjustment as provided in this Plan.

5.    ELIGIBILITY.

      Participation in this Plan is limited to officers and other key employees of the Company and other individuals who, in the Committee's judgment, can make substantial contributions to the Company's long-term profitability and value. Nothing in this Plan or in any Award Agreement shall


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in any manner be construed (i) to limit in any way the right of the Company to terminate a Participant's employment at any time, without regard to the effect of such termination or any rights such Participant would otherwise have under this Plan, or (ii) to give any right to such Participant to remain employed by the Company in any particular position or at any particular rate of compensation.

6.    GRANT OF AWARDS.

      A. Selection of Participants. Subject to the terms of this Plan, the Committee shall select those Participants to whom Awards shall be granted. Awards shall generally be made at the beginning of the Performance Period but may, in the Committee's discretion, be made from time to time during the term of the Performance Period.

      B. Award of Shares. Each Award shall be composed of Restricted Shares or Restricted Share Units and an opportunity to earn Super Shares. An Award shall not require payment of any consideration by the Participant, other than continued service with the Company as set forth in this Plan or any Award Agreement.

      C. Form of Instrument. Each Award shall be made pursuant to an Award Agreement in a form prescribed by the Committee. Such instrument shall specify the restrictions or conditions to payment set forth in or pursuant Section 7.C, a Lapsing Formula, if applicable, and the applicable Performance Objectives and any other circumstances or events not otherwise set forth in the Plan resulting in the lapsing of restrictions, vesting or payment of benefits under an Award.

7.    RESTRICTED SHARES AND RESTRICTED SHARE UNITS.

      A. Lapsing Formula. Generally, Restricted Shares and Restricted Share Units shall be subject to a Lapsing Formula pursuant to which the restrictions or conditions to payment set forth in or pursuant to Section 7.C shall lapse or be satisfied, unless such restrictions have earlier lapsed or such payment conditions have earlier been satisfied as to all or part of the shares due to achievement of Performance Objectives during the Performance Period or pursuant to this Plan or the applicable Award Agreement. The Committee may grant Restricted Shares or Restricted Share Units which are not subject to a Lapsing Formula.

      B. Performance Objectives. Each Award of Restricted Shares or Restricted Share Units (whether or not subject to a Lapsing Formula) shall be subject to the achievement by the Company of Performance Objectives during the Performance Period.

      C. Rights with Respect to Restricted Shares and Restricted Share Units. Each Participant to whom an Award of Restricted Shares has been made shall have beneficial ownership of such shares including the right to vote the same and to receive dividends thereon. Restricted Shares and Restricted Share Units shall be subject to the following terms, conditions and restrictions and such additional terms, conditions and restrictions as may be determined by the Committee and included



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in the Stock Agreement or Award Agreement.

      Until the restrictions set forth in or pursuant to this Section 7.C shall lapse pursuant to Sections 9, 10, 11 or the terms of a particular Stock Agreement, Restricted Shares shall be held in escrow by the Company and until the conditions to payment set forth in this Section 7.C shall be satisfied pursuant to Sections 9, 10, 11 or the terms of a particular Award Agreement, Restricted Share Units shall represent the unfunded and unsecured right to receive payment of the Restricted Share Units in accordance with the terms of the applicable Award Agreement. Prior to such lapse or satisfaction, Restricted Shares and Restricted Share Units (i) shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and (ii) except as set forth in Sections 9, 10, 11 or the terms of a particular Stock Agreement or Award Agreement, shall be returned to the Company or canceled, and all rights of the Participant to such shares or in respect of such units shall terminate without any payment of consideration by the Company, if the Participant's continuous employment with the Company shall terminate with or without cause or as a result of any event or otherwise for any reason.

8.    SUPER SHARES.

      A. Performance Objectives. Super Shares shall be issued upon the Committee's certification of the achievement of the Super Performance Objectives or otherwise in accordance with the applicable Award Agreement. Super Performance Objectives shall be measured over the Performance Period unless otherwise provided in an Award Agreement.

      B. Rights with Respect to Super Shares. No Participant shall have any right, title or interest in Super Shares until such shares have been issued. All Awards of Super Shares shall, prior to issuance of such Shares, be nontransferable except by will or laws of descent and distribution or other permissible exception expressly authorized by the Committee in the Award Agreement or any written amendment thereto.

9.    DETERMINATION OF AWARDS.

      A. Determination at End of Performance Period. As soon as practicable after the close of Performance Period, or prior thereto if the Committee in its discretion deems it appropriate, the Committee shall determine whether the Performance Objectives and the Super Performance Objectives have been achieved. Each Participant who has received an Award shall be notified as to whether the Performance Objectives and Super Performance Objectives established for the Performance Period have been achieved and the number of Restricted Shares or Restricted Share Units, if any, with respect to which the restrictions or payment conditions of Section 7.C have lapsed or been satisfied and the number of Super Shares, if any, to be issued.

      B. Treatment of Restricted Shares, Restricted Share Units and Super Shares After Performance Period. As to any Restricted Shares or Restricted Share Units covered by an Award which have not had the restrictions or payment conditions imposed by Section 7.C removed or


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satisfied, and as to Super Shares which have not been earned, as of the last day of the Performance Period, if such shares, Restricted Share Units or Super
Shares are subject to a Lapsing Formula, such restrictions shall lapse or such payment conditions shall be satisfied in accordance with such Lapsing Formula and, if such shares, Restricted Share Units or Super Shares are not subject to a Lapsing Formula, all right, title and interest of the Participant in such shares, Restricted Share Units and Super Shares shall thereupon terminate.

10.   CHANGE OF OWNERSHIP.

      Notwithstanding any provision of Section 7 or any other provision of this Plan or any provision in any grant or award hereunder to the contrary, all of the restrictions on the Restricted Shares granted under this Plan shall lapse, and all conditions to payment of Restricted Share Units shall be satisfied, upon the occurrence of a Change of Ownership. A "Change of Ownership" shall be deemed to have occurred if either (A) individuals who, as of the initial effective date of this Plan, constitute the Board (as of such initial effective date the "Incumbent Board") cease for any reason to constitute at least a majority of the directors constituting the Board, provided that any person becoming a director subsequent to the initial effective date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is (1) in connection with the acquisition by a third person, including a "group" as such term is used in Section 13(d)(3) of the Act, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company (unless such acquisition of beneficial ownership was approved by a majority of the Incumbent Board), or (2) in connection with an actual or threatened election contest relating to the election of the directors of the Company as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, or
(B) the Board (a majority of which should consist of directors who are members of the Incumbent Board) has determined that a Change of Ownership triggering the lapse of restrictions or satisfaction of conditions as described in this Section 10 shall have occurred.

11.   EFFECT OF CERTAIN TERMINATION OF EMPLOYMENT OR OTHER SERVICES.

      A. Termination Due to Death or Retirement. Unless the Committee otherwise provides in the applicable Award Agreement, where a Participant's employment with the Company upon which an Award is based terminates at any time because of death, or retirement on or after such Participant's normal retirement date (as defined in accordance with the Company's retirement policies), a proportionate number of the Restricted Shares as to which the restrictions shall not have lapsed or Restricted Share Units as to which the conditions to payment have not been satisfied shall be held subject to the terms and conditions of this Plan and the applicable Award Agreement and the remaining shares or Restricted Share Units shall be returned to the Company and all rights of the



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Participant to such shares or Restricted Share Units shall terminate without any payment of consideration by the Company on the date of such event. The number of shares or Restricted Share Units which shall remain subject to this Plan and the applicable Stock or Award Agreement shall be a number determined by multiplying the total number of shares (including Restricted Shares as to which restrictions shall not have lapsed, Restricted Share Units as to which the conditions to payment shall not have been satisfied and Super Shares) originally granted pursuant to any applicable Award by a fraction the numerator of which is the number of days elapsed in the Performance Period as of the date of such event and the denominator of which is the total number of days in the Performance Period; provided, however, that the Committee may, in its sole discretion, continue a greater number, or all, of the shares or Restricted Share Units of any particular Award. Unless otherwise provided in the applicable Award Agreement, the continuing shares or Restricted Share Units shall continue to vest only upon satisfaction of the applicable Performance Objectives.

      B. Termination for Reasons Other Than Death or Retirement. Unless the Committee otherwise provides in the applicable Award Agreement, where a Participant's employment with the Company upon which an Award is based terminates for any reason other than one set forth in Section 11.A above, and whether or not the termination is initiated by the Participant or the Company, any Restricted Shares and Restricted Share Units at the date of such termination shall be returned to the Company and all rights of the Participant to such shares and to any Super Shares shall terminate without any payment of consideration by the Company. Notwithstanding the foregoing, the Committee may, in its sole discretion, waive automatic termination as to some or all shares then subject to restrictions or conditions and to any Super Shares and, to that extent, continue the restrictions or other vesting or payment conditions in the same manner as set forth in Section 11.A above.

12.   DELIVERY OF SHARES.

      A. Delivery. No shares of Common Stock shall be delivered pursuant to an Award until the requirements of all laws and regulations as may be deemed by the Committee to be applicable thereto are satisfied.

      B. Restrictions Upon Grant of Awards. If the Board in its discretion determines that the listing upon the New York Stock Exchange, the Pacific Stock Exchange or any other exchange, or participation in NASDAQ or the registration or qualification under any Federal or state laws of any shares of Stock to be granted or delivered pursuant to this Plan (whether to permit the grant of Awards or the resale or other disposition of any such shares of Stock by or on behalf of Participants receiving such shares) is necessary or desirable prior to delivery of the certificates for such shares of Stock, then delivery shall not be made until such listing, participation, registration or qualification shall have been completed. In such connection, the Company agrees that it will use its best efforts to effect any such listing, participation, registration or qualification; provided, however, that the Company shall not be required to use its best efforts to effect such registration under the Securities Act of 1933, as amended, other than on Form S-8, as presently in effect, or such other forms as may


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be in effect from time to time calling for information comparable to that presently required to be furnished under Form S-8.

      C. Restrictions Under Resale of Unregistered Stock. If the shares of Stock that have been granted or delivered to a Participant pursuant to the terms of this Plan are not registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, such Participant, if the Committee shall deem it advisable, may be required to represent and agree in writing (i) that any shares of Stock acquired by such Participant pursuant to this Plan will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under said Act and (ii) that such Participant is acquiring such shares of Stock for his or her own account and not with a view to the distribution thereof.

      D. Restrictive Legends. Certificates for Restricted Shares delivered pursuant to Awards shall bear an appropriate legend referring to the terms, conditions and restrictions described in this Plan and in the Stock Agreement. Any attempt to dispose of any such shares of Stock in contravention to the terms, conditions and restrictions described in this Plan or in the Stock Agreement shall be ineffective. Any shares of Stock of the Company or other property or rights received by a Participant as a stock dividend or as a result of any stock split, combination, exchange of shares, reorganization, merger, consolidation or similar event with respect to Restricted Shares shall have the same status and bear the same legend and be held in escrow pursuant to Section 7.C as the Restricted Shares received pursuant to the Award.

13.   FINANCING AND WITHHOLDING.

      A. Withholding of Taxes. As a condition to the making of an Award, the lapse of the restrictions pertaining to Restricted Shares, the payment of Restricted Share Units or to the issuance of Super Shares, the Company may require the Participant to pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld or paid with respect to such shares of Stock.

      B. Financing. If requested by a Participant who has received Stock pursuant to an Award, the Committee may in its discretion provide financing to the Participant in a principal amount sufficient to pay the amount of taxes required by law to be withheld with respect to such receipt of shares of Stock. Any such loan shall be subject to all legal requirements, and restrictions pertinent thereto, including if applicable, Regulation G promulgated by the Federal Reserve Board. The grant of an Award shall in no way obligate the Company or the Committee to provide any financing whatsoever upon the lapse of restrictions on Restricted Shares, the payment of Restricted Share Units or upon the issuance of Super Shares.

      C. Withholding of Shares.

            (i) If requested by Participant who has received shares of Stock pursuant to an Award or Super Shares, the Committee may in its discretion permit the Participant to satisfy any tax


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      withholding obligations, in whole or in part, by having the Company acquire, in the case of Restricted Shares, or withhold in the case of Restricted Share Units and Super Shares, a portion of such shares with a value equal to the amount of taxes required by law to be withheld.

            (ii) Requests by a Participant to have shares of Stock so acquired or withheld shall be (a) made prior to the Tax Date, and (b) irrevocable. In addition, in the event the Participant is an officer or director of the Company within the meaning of Section 16 of the Act, the Committee may impose such other limitations as it deems appropriate for Section 16 compliance.



14.   AMENDMENTS, SUSPENSION OR DISCONTINUANCE.

      The Board may amend, suspend, or discontinue the Plan. Notwithstanding the foregoing, the Board may not, without the prior approval of the shareholders of the Company, make any amendment that under applicable law requires shareholder approval.

15.   ADMINISTRATION OF PLAN.

      A. Powers of the Committee. This Plan shall be administered by the Committee. Subject to the express provisions of this Plan, the Committee, in its sole and absolute discretion, shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

            (i) adopt, amend and rescind rules, regulations and procedures relating to this Plan and its administration of the Awards granted under this Plan;

            (ii) determine which persons meet the eligibility requirements of
      Section 5 under this Plan and to which of such person, if any, Awards will be granted under this Plan;

            (iii) grant Awards to persons determined to be eligible and determine the terms and conditions of such Awards, including but not limited to the number of Restricted Shares, Restricted Share Units or Super Shares, and the times at which and conditions upon which Awards vest, are paid, expire or terminate, or restrictions thereon will lapse, or acceleration of the receipt of benefits, or the lapse of restrictions pursuant to such Award upon the occurrence of specified events deemed appropriate by the Committee (including, without limitation, a change of control of the Company) or in other circumstances or upon the occurrence of other events including those of a personal nature, as deemed appropriate by the Committee;

            (iv) establish criteria for the vesting of Awards, including the applicable Performance Objectives and Super Performance Objectives and determine the achievement thereof;


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            (v) determine whether, and the extent to which, adjustments are required pursuant to Section 16 hereof or an amendment to an Award is appropriate;

            (vi) interpret and construe this Plan and the terms and conditions of any Award granted hereunder, whether before or after the termination of this Plan; and

            (vii) determine the circumstances under which, consistent with the provisions of this Plan, any outstanding Award and the applicable Award Agreement will be amended; which authority (except as to clause (ii) and, insofar as an initial grant is made, (iii) above) shall remain in effect so long as any Award remains outstanding under this Plan.

      B. Determinations. Any action taken by, or inaction of, the Company, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or officer of the Company shall be liable for any such action or inaction of the entity or body, of another person, or except in circumstances involving bad faith, of himself or herself. In making any determination or in taking or not taking any action under this Plan, the Board and the Committee may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith. The Committee may delegate ministerial, nondiscretionary functions to individuals who are officers or employees of the Company.

16.   MISCELLANEOUS PROVISIONS.

      A. Adjustments.

            (i) Changes From Material Acquisitions, Dispositions, Recapitalization, and Other Events. In the event of a change in capitalization, a material acquisition or disposition of business or assets, a material reorganization or restructuring, or any extraordinary gain or loss that affects the Company (on a consolidated basis) or the applicable business entity and that was not anticipated by the Committee in setting the specific Performance Objectives and threshold and target Super Performance Objectives for the Performance Period, the Committee, subject to Section 16.C, may make adjustments to the Performance Objectives or the number of shares subject to the Award, applied as of the date of such event, based solely on objective criteria, so as to neutralize, in the Committee's best judgment, the effect of the change on the applicable Performance Objectives and total amount of the Award for the Performance Period.

            (ii) If (A) the outstanding shares of Stock (the "outstanding shares") (1) are increased, decreased, exchanged or converted as a result of a stock split (including a split in the form of a stock dividend), reverse stock split, or the like or (2) are exchanged for or converted into cash, property or a different number or kind of securities (or if cash, property or securities are distributed in respect of the outstanding shares), as a result of a reorganization, merger,


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      consolidation, recapitalization, restructuring, or reclassification, or
      (B) substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall otherwise provide, the Committee shall make equitable, appropriate and proportionate adjustments in (w) the number of Restricted Share Units subject to any outstanding Award, (x) the number and type of shares or other securities or cash or other property that may be acquired pursuant to an Award of Super Shares previously granted under this Plan, and (y) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under this Plan, and (z) such other terms as necessarily are affected by such event.

            (iii) Accounting Matters. Similar changes with respect to the Performance Objectives shall be made in the case of material changes in accounting policies or practices affecting the Company, to the extent any thereof was not anticipated at the time the specific performance levels were set, based on objective criteria so as to neutralize, in the Committee's best judgment, the effect of the change or event on the applicable Performance Objectives for the Performance Period.

      B. Designation of Beneficiaries. A Participant may designate a beneficiary or beneficiaries to receive such Participant's Stock hereunder in the event of such Participant's death, and Participant may, from time to time, change any such beneficiary designation. All beneficiary designations and changes therein shall be in writing and shall be effective only if and when delivered by the Committee during the lifetime of the Participant.

      C. Limitation on Changes Materially Adverse to a Participant. No amendment or termination of the Plan or change in or affecting any outstanding Award shall deprive in any material respect the Participant, without the consent of such Participant, of any of his or her rights or benefits under or with respect to the Award. Adjustments contemplated by Section 16.D shall not be deemed to constitute a change requiring such consent.

      D. Plan Construction. It is the intent of the Company that this Plan and Awards hereunder satisfy and be interpreted in a manner that in the case of recipients who are or may be subject to Section 16 of the Act satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Act and will not be subjected to avoidable liability thereunder. It is further the intent of the Company that Awards under this Plan that are granted to or held by individuals in respect of whose compensation the Company may be subject to
Section 162(m) of the Code be designed and construed in a manner that satisfies the requirements thereof in the manner and to the maximum extent deemed desirable by the Committee. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

      C. Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with


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or without reference to stock, under any other plan, agreement or authority.









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